Media Contact:	Investor/Analyst Contact:	Agency Contact:
Dave Snyder	Mark Namaroff	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4273	Tel: (978) 787-4000	Tel:(617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
David.snyder@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER 2004

Company Exceeds Wall Street Consensus Estimates, Generates
Highest Profits in Three Years

Beverly, MA, April 27, 2004 -- Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced financial results for its first quarter ended March 31, 2004. Highlights for the period include:

1.    The Company reported net revenues of $134.2 million, a 36% increase over the fourth quarter of 2003, and net income of $13.6 million ($0.13 per diluted share) compared with $3.3 million ($0.03 per diluted share) for the fourth quarter of 2003.

2.   The Company generated $12.1 million in cash during the quarter including $6.0 million of proceeds from the sale of its former headquarters facility.

3.   Systems bookings increased 20%, compared to the fourth quarter of 2003, to $108.6 million as industry growth continued due to high fab utilization rates and strong end-market demand for chips.

Mary Puma, president and chief executive officer stated, "We are extremely pleased with our performance during the first quarter, reaching our highest level of profitability since the first quarter of 2001. The fact that our revenues increased by 36% while operating expenses increased by less than 5%, demonstrates the strong operating leverage we have built into the business over the last three years. In addition, we generated positive cash flow from operations as a result of diligent working capital management coupled with higher profits."

Puma continued, "The market is expanding as the need for capacity for both 200 mm and 300 mm equipment continues to grow. Bookings increased yet again during the quarter, achieving the third sequential quarter of double-digit growth. During the quarter we received multiple design-in wins in Asia, North America and Europe for our 300 mm tools in high current implant and back-end of line dry strip. Our forward visibility is improving with customer projects planned out through the end of this year and into 2005. We are very pleased with the current market fundamentals and expect to deliver continued improvements in financial performance through 2004."

Worldwide revenues for the first quarter, including revenues of the Company's 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation ("SEN"), were $207.5 million, an increase of 29% compared to the fourth quarter of 2003, and net revenues (excluding SEN revenues) for the first quarter were $134.2 million, an increase of 36% compared with the fourth quarter of 2003. Net income for the quarter was $13.6 million ($0.13 per diluted share) compared with net income of $3.3 million ($0.03 per diluted share) in the fourth quarter of 2003.

Axcelis believes that the information regarding the aggregate quarterly revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis' own revenues for the quarter, is useful to investors. SEN's ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis' technology.

Second Quarter 2004 Outlook

Worldwide revenues (including SEN) are expected to increase to between $240 million and $250 million in the second quarter of 2004. Net revenues (excluding SEN) are anticipated to be in the range of $147 million to $152 million. Gross margins are projected to be between 42% and 44%. Net income is expected to be $24 million to $28 million ($0.23 to $0.27 per diluted share). The Company also expects to generate $15 million to $20 million of cash during the second quarter.

First Quarter Detail

Shipments

Shipments for the first quarter on a worldwide basis, including SEN, totaled $219.1 million with net shipments, excluding SEN, totaling $144.7 million. Worldwide shipments were up 40% from the fourth quarter of 2003 and net shipments were up 38%.

Service revenue (service contracts, spare parts and consumables) was $39.1 million for the quarter, up 9.5% from the fourth quarter of 2003, driven by higher utilization rates in our customers' factories. Geographically, systems shipments (excluding SEN) were to: Asia 83%, Europe 9% and North America 8% with Taiwan continuing to make up the largest percentage of shipments (31%). Including SEN, 89% of worldwide systems shipments were to Asia, with 38% of shipments to Japan.

The ion implantation business (excluding SEN) accounted for 86% of total revenues in the first quarter while the complementary products (RTP, Dry Strip and Photostabilization) accounted for 14%. Growth of ion implanter tool shipments outpaced that of Dry Strip and RTP tools primarily as a result of the timing of customer deliveries. The ratio of implanter sales to complementary product sales does fluctuate quarter to quarter and is not indicative of a long-term trend.

Orders and Backlog

Net orders (systems and service), excluding SEN, received for the first quarter totaled $147.7 million, up 17% from the fourth quarter of 2003. System bookings alone totaled $108.6 million, up 20% from fourth quarter of 2003. Worldwide orders, including SEN, totaled $224.2 million, up 14% compared with the fourth quarter of 2003.

Geographically, net system orders were split as follows: Asia 82%, Europe 13% and North America 5%. Logic manufacturers (integrated device manufacturers and foundries) comprised 63% of system orders while memory manufacturers made up 37%, indicating a widespread recovery. Book-to-bill ratio for the quarter was 1.03.

Backlog plus deferred systems revenue for the quarter ended at $130.5 million, an increase of 15% since the end of the fourth quarter of 2003. Reported backlog consists of systems only (e.g. excluding service contracts) that are generally scheduled to ship within six months.

Gross Margin

Gross margin for the quarter was in line with expectations at 37.4% (35.8% excluding royalties). The gross margin was impacted negatively by approximately 1.5% due to a one-time buy-resale transaction with SEN for product sales outside of Japan.

Operating Expenses

Total operating expenses for the first quarter (excluding restructuring costs and amortization of intangible assets) were up 5% sequentially from the fourth quarter of 2003 to $38.1 million, primarily due to planned salary increases that went into effect at the beginning of the year. SG&A expense increased 7% to $22.7 million and R&D expense increased 4% to $15.4 million.

SEN Contribution

Contribution from SEN (royalties and Axcelis' 50% share of net income) for the first quarter was $8.9 million. The Japanese market continues to remain strong, driven by demand for consumer electronics.

Balance Sheet

Axcelis ended the first quarter with $126.7 million in cash, cash equivalents and short-term investments compared with $114.6 million at the end of the fourth quarter of 2003. The Company generated $12.1 million in cash during the quarter due to increased profitability, effective working capital management and the $6.0 million sale of its headquarters facility in Beverly, MA. Inventory levels remained essentially flat compared to the prior quarter despite the 36% increase in revenues.

First Quarter 2004 Conference Call

Please join Axcelis for the company's first quarter conference call on April 27, 2004 at 5:00 p.m. EDT. The call will be available to interested listeners via an audio Webcast that can be accessed through Axcelis' home page at www.axcelis.com, or by dialing 1-800-314-7867 (1-719-867-0640 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Mark Namaroff, and pass code: Axcelis Q1. A telephone replay will be available from 8:00 p.m. EDT on April 27, 2004 until 11:59 p.m. EDT on May 3, 2004. Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #504518. A Webcast replay will be available from 8:00 p.m. EDT on April 27, 2004 until 5:00 pm EDT May 27, 2004.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Rockville, Maryland as well as in Toyo, Japan through its joint venture, SEN. The company's Internet address is: www.axcelis.com.

Consolidated Statements of Operations
 (In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended

	March 31,	December 31,	March 31,
	2004	2003	2003

Revenue
Systems	$91,756	$60,187	$52,567
Services	39,091	35,703	29,838
Royalties	3,377	2,729	1,765

	134,224	98,619	84,170

Cost of revenue	84,048	60,129	54,730

Gross profit	50,176	38,490	29,440

Operating expenses
Research and development	15,437	14,908	16,176
Selling	11,599	10,612	12,098
General and administrative	11,095	10,674	10,443
Amortization of intangible assets	612	662	365
Restructuring	—	162	—

	38,743	37,018	39,082

Income (loss) from operations	11,433	1,472	(9,642)

Other income (expense)
Equity income of Sumitomo Eaton Nova Corporation	5,569	4,420	3,195
Interest income	296	322	531
Interest expense	(1,672)	(1,566)	(1,540)
Other—net	(591)	(891)	(121)

	3,602	2,285	2,065

Income (loss) before income taxes	15,035	3,757	(7,577)
Income taxes (credit)	1,454	487	(1,251)

Net income (loss)	$13,581	$3,270	$(6,326)

Basic net income (loss) per share	$0.14	$0.03	$(0.06)
Diluted net income (loss) per share	$0.13	$0.03	$(0.06)

Shares used in computing
Basic net income (loss) per share	99,208	98,785	98,280
Diluted net income (loss) per share	101,479	100,713	98,280

Consolidated Balance Sheets
 (In thousands)
 (Unaudited)

	March 31,	December 31,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$120,784	$93,249
Restricted cash	3,380	3,800
Short-term investments	—	14,972
Accounts receivable, net	104,118	73,751
Inventories	124,354	123,985
Other current assets	16,578	20,102

Total current assets	369,214	329,859

Property, plant & equipment, net	79,044	80,927
Investment in Sumitomo Eaton Nova Corporation	81,099	73,327
Goodwill	46,773	46,774
Intangible assets	19,507	20,119
Restricted cash, long-term portion	2,616	2,616
Other assets	30,847	31,973

Total assets	$629,100	$585,595

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$49,125	$36,335
Accrued compensation	15,237	15,061
Warranty	16,498	17,000
Income taxes	8,003	7,109
Deferred revenue	26,172	14,441
Other current liabilities	9,060	11,925

Total current liabilities	124,095	101,871

Long-term debt	125,000	125,000
Other long-term liabilities	7,756	5,474

Stockholders’ equity
Common stock	100	99
Additional paid-in capital	453,993	451,389
Deferred compensation	(732)	(811)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings deficit	(87,926)	(101,507)
Accumulated other comprehensive income	8,032	5,298

Total stockholders’ equity	372,249	353,250

Total liabilities and stockholders’ equity	$629,100	$585,595